Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks, Inc.
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS’ BOARD OF DIRECTORS RESPONDS TO LETTER FROM RAMIUS

SANTA CLARA, Calif.; August 9, 2010 – The Board of Directors of Extreme Networks, Inc. (NASDAQ: EXTR) (the “Company”) (the “Board”) acknowledges receipt of a letter from, Ramius Value and Opportunity Advisors, LLC (“Ramius”), dated August 4, 2010. The Board sent a written response to Ramius on August 9, 2010.

The full text of the letter follows:

August 9, 2010

Mr. Jeffrey Smith

Ramius Value and Opportunity Advisors, LLC

599 Lexington Ave

New York, NY 10022

Dear Jeff:

We acknowledge receipt of your letter, dated August 4, 2010. As with all concerns expressed by Extreme Network Inc. (“Extreme”) shareholders we wanted to respond and clarify the Board of Directors’ (“Board”) position.

We wish to assure you that the Board has been and continues to be committed to maximizing value for all Extreme shareholders. In fact, over the past twelve months, the Board and management of the Company have taken a number of proactive measures to enhance shareholder value. These actions include:

•	A significant restructuring of the company’s operating expense base to reduce revenue break-even;

•	Re-alignment of the sales organization which is anticipated to deliver improved top-line growth;

•	Introduction of several new products during the year aimed at improving the Company’s competitive positioning and repositioning the Company for entry into higher growth markets;

•	Significant improvements to non-GAAP operating income, reflected by our Q3 FY2010 and Q4 FY2010 performance;

•	Recent appointment of the new Chief Executive Officer, Oscar Rodriguez, a seasoned networking executive with over 20 years experience in the industry; and

•	Appointment of two highly qualified Directors Edward Meyercord (introduced to the Company by Ramius) and John Kispert, to the Board.

The Board believes that Extreme’s stock price does not currently reflect the value of Extreme’s business and future prospects and does not yet reflect the full benefit of the above-mentioned actions. We are excited by the future prospects of the Company under Oscar’s and the senior executive team’s leadership and their ability to positively impact the business, including capitalizing on significant growth opportunities.

We also wish to clarify the decision by the Board of Directors of Extreme to adopt a Tax Benefit Preservation amendment to its Shareholder Rights Plan (“Plan”), which came into effect on June 30, 2010. The change is designed to reduce the likelihood that Extreme’s use of its net operating losses, loss carry forwards and other tax assets (collectively “tax benefits”) would be substantially limited under Section 382 of the Internal Revenue Code (“Section 382”). Extreme’s ability to use its tax benefits may be substantially limited if there occurs an “ownership change” as defined under Section 382.The Plan will expire on April 27, 2011, and at that time, the Board will review the Plan and determine which aspects, if any, of the Plan, including the Tax Benefit Preservation aspect, should be extended. In making its determination to adopt the Plan, the Board considered the potential Section 382 risk and tax benefits especially in light of the Company’s improved operating profits over the past year, and determined it was in the best interest of all stockholders to adopt the Tax Benefit Preservation amendment to the Plan. The Board relied on advice from outside counsel and a detailed calculation and analysis performed by its external tax advisor. The adoption of shareholder rights plans to protect valuable net operating losses, loss carry forwards and other tax assets, is becoming increasingly common in the current environment.

The Board is currently evaluating requests to grant an exemption to the Plan to increase stock holding to 9.9% from Ramius and from another shareholder, and will respond to both requests after completing its due diligence with its tax and legal advisors. Any determination by the Board to grant an exemption to the Plan will be made based on the Board’s evaluation of the likelihood to limit the availability of Extreme’s tax benefits or whether it is otherwise in the best interests of all Extreme shareholders.

A list of questions and answers, and the full text of the Plan is available under “Financial Information” in the “Investor Relations” section of our website located at www.extremenetworks.com.

We note the formal nomination by Ramius of two candidates for election to the Board at the 2010 Annual Meeting. In accordance, with the existing policies of the Nominating and Governance Committee of the Company for reviewing Director nominees, we will evaluate the qualifications, experience and independence of the two Ramius nominees to act as directors of Extreme, similar to the process we follow with all Director nominees including when Mr. Meyercord was introduced to the Company by Ramius for appointment to the Board earlier this year.

We also note the non-binding shareholder proposal to vote on declassifying the Board at the 2010 Annual Meeting, put forth by Ramius. As with all proposals put forward by our shareholders, we will fully evaluate your proposal, taking into account what is in the best interests for all Extreme shareholders.

We welcome the ongoing dialogue with all of our shareholders, including Ramius. We look forward to pursuing potential opportunities to drive shareholder value for all Extreme shareholders.

Yours sincerely,

Gordon Stitt, Chairman
On behalf of the Board

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet network infrastructure that support data, voice and video for enterprises and service providers. Extreme Networks’ network solutions feature high performance, high availability and scalable switching solutions that enable organizations to address real-world communications challenges and opportunities. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a registered trademark or trademark of Extreme Networks, Inc. within the United States and other countries.

Forward-Looking Statements

This press release contains forward-looking statements. . You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially.

Important Information/ Solicitation Participants Legend

Extreme Networks, Inc. will file a proxy statement in connection with its 2010 annual meeting of stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that Extreme files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to Investor Relations at 3585 Monroe Street, Santa Clara, CA 95051, or from Extreme at www.extremenetworks.com.